EXHIBIT 10.7

CANCELLATION AGREEMENT

          Cancellation Agreement entered into on the 18th day of June, 2007, between Ortec International, Inc. (the “Company”) and Steven Katz (“Katz”).

RECITALS

          A. The Company and Katz are parties to the Termination of Employment Agreement (hereafter defined).

          B. The Company and Katz have reached understandings for the cancellation of the Termination of Employment Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1. Definitions. As used in this Agreement the following terms shall have the following meanings ascribed thereto.

“Act” means the Securities Act of 1933, as amended.

“Common Stock” means the Company’s common stock par value $0.001 per share.

“Common Stock Equivalents” means securities which are convertible to or exercisable for Common Stock.

“Common Stock Equivalent Consideration” means the consideration received by the Company for issuing any Common Stock Equivalent, divided by the number of shares of Common Stock issuable upon the conversion or exercise of such Common Stock Equivalent, plus the additional consideration, if any, payable to the Company upon the exercise of the right to convert or exercise such Common Stock Equivalent for one share of Common Stock.

“Company” means Ortec International, Inc., a corporation created under the laws of Delaware and having an office at 3960 Broadway, New York, New York 10032.

“Event” shall have the meaning ascribed thereto in Section 3.

“Excess Shares” shall have the meaning ascribed thereto in Section 4(a).

“Exchange Agreement” means the Amended and Restated Exchange Agreement dated in June 2007, between the Company and Paul Capital.

“Extended Financing Period” means the period beginning the date of this Agreement and ending 30 days after the Company’s public announcement of its receipt of written notice from the FDA granting the Company the right to commercialize and market (i.e. formal approval of the Company’s pre-market application for) its OrCel product for the treatment of venous leg ulcers.

“FDA” means the United States Food and Drug Administration.

“FDA’s 100 Day Letter” means the letter usually sent by the FDA to a sponsor of a clinical trial within 100 days after the sponsor’s filing of a pre-market application for commercial sales of a drug or device, such letter from the FDA in this instance being in response to the Company’s pre-market application for its OrCel product for the treatment of venous leg ulcers.

“Financing” means the sales by the Company of its equity securities other than

(a)

the sale after the first closing of the Private Placement, but no later than July 31, 2007, of the Company’s securities sold in the Private Placement which, together with the proceeds received by the Company in the first closing of the Private Placement (inclusive of the principal amount of the bridge notes issued by the Company between October 2006 and the initial closing of the Private Placement, which are exchanged in the private Placement for the Company’s securities sold in the Private Placement) does not exceed $12,000,000 in aggregate, and

(b)	as a result of the exercise by the holders thereof of the Company’s Series M Warrants,

and from the sale of its debt securities, and/or receipt of payments in entering into a licensing or distribution agreement, in any or all of which the Company receives cash proceeds.

“Initial Registration Statement” means the registration statement under the Act which the Company is required to file registering and qualifying for sale in the public securities markets shares of Common Stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock acquired or to be acquired by the investors in the Private Placement.

“IRC” means the United States Internal Revenue Code.

“Katz” means Steven Katz, having an address at 655 Rutland Avenue, Teaneck, New Jersey 07666.

“Katz Option” shall have the meaning ascribed thereto in Section 5.

“Katz Option Securities” shall have the meaning ascribed thereto in Section 5.

“Katz’ Warrants” means the Warrants to be issued to Katz pursuant to the provisions of Sections 3(d) and 4.

“New Funding Amount” means not less than $8,000,000 (inclusive of the principal amount of up to $2,800,000 in bridge notes issued by the Company between October 2006 and May 2007, which are exchanged in the Private Placement) for the Company’s Series A Convertible Preferred Stock and Series A Warrants sold in the Private Placement.

“Paul Capital” means Paul Royalty Fund, L.P., a limited partnership created under the laws of the State of Delaware and having an office at Two Grand Central Tower, 140 East 45th Street, 44th Floor, New York, New York 10017, formerly known as Paul Capital Acquisition Fund, L.P.

“Private Placement” means the sale of the Company’s Series A Convertible Preferred Stock, Series A Warrants, Series M Warrants and Series M-1 Warrants, the first closing of which is to take place on or about the date of this Agreement and when the Company will receive the New Funding Amount.

“Registrable Option Shares” means all the shares of Common Stock issued or issuable upon the conversion of all the shares of Series A Convertible Preferred Stock, and upon exercise of all the Series M Warrants, which the holder of the Katz Option could acquire upon exercise of the Katz Option in full.

“Registrable Warrant Shares” means all of the shares of the Common Stock issued or issuable upon exercise of Katz’ Warrants.

“Revenue Interests” means the interest in the Company’s future revenues owned by Paul Capital pursuant to agreements between the Company and Paul Capital, and all other securities, interests and rights granted by the Company to Paul Capital, which, together with such revenue interest, Paul Capital is exchanging for the Company’s Series A-1 and Series A-2 Convertible Preferred Stock.

“Termination of Employment Agreement” means that agreement dated December 5, 2002 between the Company and Katz.

“Warrants” means five-year warrants to be issued to Katz as in Sections 3(d) and 4 provided, to purchase shares of Common Stock, exercisable at $0.55 per share, in the form annexed hereto which form contains the same provisions as those contained in the Company’s Series A Warrant to be issued to the investors in the Private Placement except for specific provisions applied only to Katz. The five-year term of each such Warrant shall commence on the date of the issuance thereof.

          2. Termination of Employment. Upon

	(a)	the Company securing the New Funding Amount,

	(b)	Paul Capital having exchanged its Revenue Interests for shares of the Company’s Series A-1 and A-2 Preferred Stock, and

(c)

Katz receiving (i) the $40,000 cash payment referred to in clause (c) of Section 3 below, (ii) the $25,000 cash payment referred to in Section 4 and (iii) the Warrant referred to in clause (d) of Section 3 below, then

	(d)	Katz’ employment by the Company shall be terminated,

(e)

Katz shall resign as Chairman and a member of the Company’s board of directors and all positions he holds as an officer, director or manager of any of the Company’s subsidiaries. Katz has delivered a written resignation letter to the Company to such effect, conditioned upon events set forth in clauses (a), (b) and (c) above having occurred and effective after the Company has filed its annual report on Form 10-KSB for the year ended December 31, 2006, with the United States Securities and Exchange Commission,

(f)

Katz shall use his best efforts to have the Company’s board of directors elect Costa Papastephanou as a director to fill a vacancy created by the resignation of Ron Lipstein and as chief executive officer of the Company, and

(g)

Katz shall surrender (i) all warrants and options heretofore issued to him to purchase shares of Common Stock or other securities of the Company, which options and warrants will then be cancelled and (ii) all rights he may have to acquire other options or warrants to purchase shares of Common Stock other than the Warrants he is to receive pursuant to the terms of this Agreement.

          3. The Company’s Obligations to Katz. Upon

(a)	the initial closing of the Private Placement and

(b)	Paul Capital having exchanged its Revenue Interests for shares of the Company’s Series A-1 and A-2 Convertible Preferred Stock, as provided in the Exchange Agreement,

the Company, in consideration of Katz entering into this Cancellation Agreement, shall simultaneously with the initial closing of the Private Placement (except as provided below)

(c)	pay $40,000 to Katz for entering into this Cancellation Agreement,

(d)	issue to Katz the Warrants as provided in Section 4(a) of this Agreement, and

(e)

no later than 30 days after the date of the FDA’s 100 Day Letter, pay Katz an additional $45,000 and no later than seven months after the date of the FDA’s 100 Day Letter, pay Katz a final payment of $75,000, both such payments being further consideration for entering into this Cancellation Agreement.

Provided, however, that if at the time the Company is required to pay Katz the $45,000 referred to in clause (e) of this Section 3 the Company (i) has not received an aggregate of at least $1,000,000 from a Financing or Financings and/or from the exercise of the Company’s Series M Warrants and (ii) does not have $500,000 in funds available to it, the payment of such $45,000 to Katz may be deferred until the earliest of the times when (iii) the Company receives an aggregate of not less than such $1,000,000 from a Financing or Financings and/or from the exercise of the Company’s Series M Warrants, (iv) the Company has $500,000 of funds available to it or (v) the date the $75,000 payment also referred to in clause (e) of this Section 3 is required to be paid to Katz.

In the event that the Company receives funds from a Financing or Financings and/or from the exercise of the Company’s Series M Warrants, which aggregate not less than $1,000,000, or in the event of the merger or consolidation of the Company into or with another entity (whether or not the Company is the surviving entity in such merger), or the sale by the Company of all or substantially all of its assets (each an “Event”) prior to the time $45,000 referred to in clause (e) of this Section 3 is required to be paid, the Company shall accelerate payment of the $45,000 referred to in such clause (e) of this Section 3 to no later than 10 days after the occurrence of such Event.

          4. The Warrants.

(a)	The Warrants which the Company is to deliver to Katz pursuant to the provisions of clause (d) of Section 3 above shall entitle Katz to purchase

2,045,979 shares of Common Stock. Provided, however, that if the total number of shares of Common Stock which the Company is required to issue upon conversion of its Series A Convertible Preferred Stock and upon exercise of its Series A Warrants (both sold by the Company in the Private Placement) exceeds an aggregate of 27,692,278 shares of Common Stock (the “Excess Shares”), then the Warrants which the Company is to deliver to Katz pursuant to the provision of clause (d) of Section 3 shall entitle Katz to purchase so many shares of Common Stock as shall equal the total of 2,045,979 shares plus 3½% of the Excess Shares.

(b)

Within 15 days after the end of each 60-day period in which the Company’s Series M Warrants continue to be exercisable the Company shall issue to Katz an additional Warrant entitling Katz to purchase so many shares of Common Stock as shall equal 3-1/2% of the aggregate of

(i)	the number of shares of Common Stock

(x)

issued or required to be issued by the Company to the providers of such Financing or Financings, whether as a result of the exercise of the Series M Warrants (but not upon exercise of the Company’s Series M-1 Warrants) or otherwise, and

(y) issuable by the Company to the providers of such Financing or Financings upon the conversion or exercise of Common Stock Equivalents issued or granted by the Company,

in such 60-day period, as consideration for the first cash proceeds received by the Company prior to the end of the Extended Financing Period, for such Common

Stock or such Common Stock Equivalents aggregating not more than $6,300,000 (including proceeds received by the Company for the shares of Common Stock the Company issues upon exercise of the Company’s Series M Warrants), plus

(ii)

the number of shares of Common Stock issued by the Company during such 60-day period to its suppliers of goods and services and its other creditors in satisfaction of obligations, which exceed the number of shares of Common Stock issued by the Company during the Extended Financing Period in satisfaction of an aggregate of $3,000,000 owed by the Company to its creditors.

(c)	If during the Extended Financing Period

	(i)	the exercise price of the Series M Warrants is reduced to less than $0.50 per share of Common Stock and Series M Warrants are exercised at such lower exercise price, or

	(ii)	the Company sells Common Stock for less than $0.50 per share, or

	(iii)	the Company sells Common Stock Equivalents for Common Stock Equivalent Consideration of less than $0.50 per share of Common Stock,

then the exercise price of the Warrants issued pursuant to Sections 3(d), 4(a) and 4(b) above shall be reduced to an amount equal to $0.05 more than such lower exercise price of the Series M Warrants, or $0.05 more than the Company receives for the per share sales price of its Common Stock, or $0.05 more than the Company receives as the Common Stock Equivalent

Consideration for one share of Common Stock issuable upon exercise or conversion of such Common Stock Equivalent.

          5. Satisfaction of Deferred Compensation Obligation.

          The Company owes Katz deferred compensation in the amount of $366,221. In satisfaction of such obligation and all other obligations owed by the Company to Katz other than (x) obligations owed pursuant to the terms of this Agreement and (y) payment of Katz’s current salary until the time his employment by the Company is terminated, as provided in clause (d) of Section 2 of this Agreement, the Company (a) shall pay Katz $25,000 (which is in addition to the payments to be made to Katz as provided in Section 3 of this Agreement) and (b) grants Katz an option (the “Katz Option”) to purchase the following preferred shares and warrants identical to those which are being sold to investors in the Private Placement (together the “Katz Option Securities”):

(i)

8 shares of the Company’s Series A Convertible Preferred Stock having a stated value/liquidation preference of $10,000 per share with each such preferred share convertible into 20,000 shares of Common Stock;

(ii)	the Company’s five year Series A Warrants to purchase an aggregate of 80,000 shares of Common Stock at an exercise price of $1.00 per common share;

(iii)	the Company’s Series M warrants to purchase an additional 80,000 shares of Common Stock at an exercise price of $0.50 per common share, and

(iv)

the Company’s Series M-1 warrants to purchase one half of the number of shares of Common Stock that Katz acquires as the result of Katz’s exercise of the Series M Warrants which Katz acquires upon the exercise of the Katz Option.

          The Katz Option may be exercised by Katz or by his successors or assigns at any time up to 30 days after the Company files a report on Form 8-K with the United States Securities and Exchange Commission announcing FDA clearance for the commercial sale of the Company’s OrCel product for the treatment of venous stasis ulcers, and the Katz Option shall no longer be exercisable after the end of such 30-day period. The Katz Option may be exercised by the holder thereof, in whole or in part, by notice of exercise to the Company in writing in the manner for notice provided in Section 11 of this Agreement, accompanied by payment to the Company of the exercise price which is $100 for each share of Series A Convertible Preferred Stock, plus Series A, M and M-1 warrants to purchase one-eighth of the number of shares of Common Stock which could be purchased by exercise of all the warrants in that series which Katz would acquire upon the exercise of the Katz Option.

          6. Registration Rights.

(a)

The Registrable Warrant Shares will not be included among the shares of Common Stock registered in the Initial Registration Statement. However, the Company will include the Registrable Warrant Shares in any registration statement filed by it under the Act after the Initial Registration Statement.

(b)

In addition to the piggyback registration rights set forth in Section 6(a) immediately above, beginning on the earlier of (i) six months after the effective date of the Initial Registration Statement or (ii) nine months after the date of this Agreement, the Company shall, except as hereafter in this Section 6 provided, upon Katz’s written demand file a registration statement under the Act registering and qualifying the Registrable Warrant Shares for sale in the public securities markets. The Company agrees to have the registration statement it files in response to Katz’s written demand declared effective no later than 120 days after the date of Katz’s written demand.

(c)

The Company shall file post-effective amendments to such registration statement which registers the Registrable Warrant Shares or additional registration statements, so that the Registrable Warrant Shares shall continue to be registered under the Act and therefore qualified for sale in the public securities markets. Provided, however, that anything in this Section 6 to the contrary notwithstanding the Company’s obligation to register any of the Registrable Warrant Shares and to continue to have such Registrable Warrant Shares registered so as to qualify them for sale in the public securities markets, shall terminate on the earlier of (x) the sale of all such Registrable Warrant Shares in the public securities market or (y) when all such Registrable Warrant Shares may be sold in the public securities markets by application of Rule 144-k promulgated under the Act.

(d)

Further provided, however, that the Company’s obligation to register the Registrable Warrant Shares pursuant to the provisions of paragraphs (a) or (b) of this Section 6 shall be deferred but only for the number of Registrable Warrant Shares that the registration of such Registrable Warrant Shares would prevent shares of the Company’s common stock owned by, or that could be acquired by (i) Paul Capital as a result of Paul Capital’s conversion of the Company’s Series A-1 Convertible Preferred Stock owned by Paul Capital, or (ii) by the holders of the Company’s Series A Convertible Preferred Stock as a result of such holders conversion of their Series A Convertible Preferred Stock, or (iii) by the holders of the Company’s Series M Warrants as a result of such holders exercise of their Series M Warrants, which the Company is required to register under the Act pursuant to the terms of a Registration Rights Agreement entered into by the Company with Paul Capital and such holders of the Company’s Series A Convertible Preferred Stock and the holders of such Series M Warrants, dated on or about the date of this Agreement, being registered under the Act because of the Securities and Exchange Commission’s application of Rule 415 under the Act. In such situation the Company’s obligation to register the Registrable Warrant Shares shall be deferred only until the time when the Company’s obligation to register shares of its common stock owned or that could be acquired by Paul Capital and by the holders of such Series A Convertible Preferred Stock and such Series M Warrants upon conversion or exercise of such Ortec securities, would no longer be affected by the registration of the Registrable Warrant Shares.

(e)

Katz’s Warrants shall provide that the cashless exercise provisions of Katz’s Warrants may be exercised by the holder of Katz’s Warrants at any time beginning on the date which is the earlier of (i) one year from the date of this Agreement or (ii) if the registration statement demanded by Katz pursuant to paragraph (b) of this Section 6 is not declared effective within such 120-day period, immediately after the expiration of such 120-day period. Provided, however, that the right to exercise such cashless exercise provision will not preclude Katz from asserting and prosecuting any other claim he may have against the Company for the Company’s failure to have such registration statement declared effective in such 120-day period as required by such paragraph (b).

(f)

The Company’s obligation to register the Registrable Option Shares shall be the same as the Company’s obligations to register the Common Stock issuable upon conversion of any other shares of Series A Convertible Preferred Stock or upon the exercise of any other Series M Warrants pursuant to the Registration Rights Agreement dated on or about the date of this Agreement among the Company and the holders of the Company’s Series A Convertible Stock sold in the Private Placement. Katz shall have all the rights of, and be entitled to all payments payable by the Company to, the holders of the Company’s Series A Convertible Preferred Stock who are parties to such Registration Rights Agreement as if Katz was a party thereto.

          7. Cancellation of the Termination of Employment Agreement. The Termination of Employment Agreement shall be cancelled and neither the Company nor Katz shall thereafter have any rights or obligations thereunder if and when the Company (i) makes the payments required to be made by it to Katz pursuant to clause (c) of Section 3 and clause (a) in the first paragraph of Section 5 and (ii) issues the Warrants to Katz required to be issued to Katz on the date of the initial closing of the Private Placement pursuant to clause (d) of Section 3 and paragraph (a) of Section 4. Such cancellation of Katz’s Termination of Employment Agreement shall take effect when the conditions in the preceding sentence have been met even though the Company does not thereafter meet its other obligations hereunder, including, without limitation, the Company’s failure to make the payments required by clause (e) of Section 3, in which event Katz’s remedies against the Company for such breach of this Agreement shall be based solely on this Agreement.

          8. Indemnification. The Company will, to the fullest extent permitted or required by Section 145 of the Delaware General Corporation Law, as from time to time amended and supplemented, indemnify Katz under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein will not be deemed exclusive of any other rights to which Katz may be entitled under any of the Company’s bylaws, agreements, vote of the stockholders or directors or otherwise, both as to action heretofore or hereafter taken by Katz as an officer and/or director of the Company, and will continue after Katz has ceased to be a director, officer, employee or agent of the Company and will inure to the benefit of Katz’ heirs, executors and administrators.

          9. Non-Disparagement. For a period of three years after the termination of Katz’ employment with the Company, none among the Company, its officers and directors will make any comment which disparages or defames Katz or places Katz in a negative light.

          10. Excise Tax. (a) If pursuant to any of the provisions of this Cancellation Agreement, if the aggregate amounts due Katz under this Cancellation Agreement and any other plan or program of the Company constitutes a “Parachute Payment”, as such term is defined in IRC Section 280(G), and as a result thereof there is an excise tax imposed on Katz pursuant to IRC Section 4999 on all or part of such “Parachute Payment” received by Katz from the Company, the Company shall reimburse Katz for (i) such excise tax payment required to be paid by Katz plus (ii) income taxes and additional excise taxes required to be paid by Katz because of any reimbursement of excise and income taxes required to be paid by Katz pursuant to clause (i) and this clause (ii) of this Section 10, all so that all excise taxes and income taxes on the amount of the reimbursement to Katz for such excise taxes and income taxes required to be paid by Katz on account of such “Parachute Payment” and such reimbursements shall be borne by the Company and not by Katz.

                    (b) Anything in this Cancellation Agreement to the contrary notwithstanding if the aggregate of the amounts due Katz under this Cancellation Agreement and any other plan or program of the Company constitutes a “Parachute Payment” then, at Katz’ option, the payments to be made to Katz under this Cancellation Agreement and under such other plan or program of the Company, shall be reduced to an amount which, when added to the aggregate of all other payments to Katz will not make the total amount of such payments a “Parachute Payment”. If payments to Katz included in determining whether Katz is receiving an IRC 280(G) “Parachute Payment” include the value of the Warrants and other obligations of the Company hereunder and Katz makes the election provided in this Section 11(b),then which items of payment are to be eliminated (cash, the Warrants or the Company’s other obligations hereunder or any combination thereof) shall be made by Katz.

          11. Notice. Any Notice or demand required or permitted to be given or made hereunder shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, (ii) certified or registered mail, postage pre-paid, return receipt requested or (b) by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to the following addresses or such other addresses and telecopy numbers as a party shall have notified the other party in the manner for notice in this Section 11 provided.

If to the Company:

Ortec International, Inc.
3960 Broadway
New York, New York 10032
Attn: Chief Financial Officer
Fax no.: (212) 740-2570

If to Katz:

655 Rutland Avenue
Teaneck, New Jersey 07666
Fax no.: (201) 692-0796

          12. Exchange of General Releases. Simultaneously with the execution of this Agreement, Katz and the Company are exchanging general releases excepting from the operation thereof the obligations arising under the terms of this Agreement and in the case of the general release being given by Katz to the Company, also excepting from the operation thereof all indemnifications of Katz from the claims of third parties based on his actions as an officer, director and/or employee of the Company and either of its subsidiaries to the extent such indemnification is provided by the Delaware General Corporation Law, the Company’s certificate of incorporation or its by-laws, and/or to the extent the Company and/or Katz are insured against such claims by the Company’s officers and directors liability policies.

          13. Governing Law; Dispute Resolution. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws. Each party to this Agreement (i) submits to the jurisdiction of the courts of the State of New York, located in New York County, New York, and, to the extent it can and does obtain jurisdiction, to the jurisdiction of the United States District Court for the Southern District of New York, with respect to the enforcement of any matter arising out of this Agreement, (ii) waives any objection to venue in the County of New York, State of New York, or such District Court, and (iii) agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner for notice provided by Section 11 above. In the event of any litigation between Katz and the Company arising out of or in connection with this Agreement, the losing party shall pay all fees and expenses, including, without limitation, legal fees and disbursement, incurred by the prevailing party in such litigation.

          14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

          15. Titles and Captions. The titles and captions of the sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

          16. No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that another party hereto drafted or controlled the drafting of this Agreement.

          17. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

Ortec International, Inc.

By:	/s/	Alan W. Schoenbart

	Print Name:	Alan W. Schoenbart
	Title:	Chief Financial Officer

/s/	Steven Katz

Steven Katz